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                              Exhibit 23 (a)
Coopers & Lybrand L.L.P.
1100 Campanile Building
1155 Peachtree Street
Atlanta, GA  30309-3630


                  Consent of Independent Accountants
                  ----------------------------------


          We consent to the incorporation by reference in the registration statement of First Liberty Financial Corp. and Subsidiaries on Form S-8 (File No. 33-56954) of our report, which includes an explanatory paragraph concerning a change in the method of accounting for investments in 1993, dated November 9, 1995, on our audits of the consolidated financial statements of First Liberty Financial Corp. and Subsidiaries as of September 30, 1995 and 1994, and for the years ended September 30, 1995, 1994, and 1993, which report is included in this Annual Report on Form 10-K.


                                         Coopers & Lybrand L.L.P.


Atlanta, Georgia
December 18, 1995




























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